NYSE Alternext US LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

January 13, 2009

NYSE Alternext US LLC (the “Exchange” or “NYSE Alternext US”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Energy Infrastructure Acquisition Corp.

Common Stock, $0.0001 Par Value

Common Stock Purchase Warrants

Commission File Number – 001-32941

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(c)(iii) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, securities of an issuer whenever advice has been received, deemed by the Exchange to be authoritative, that the security is without value; and

(b)

Section 1002(e) of the Company Guide which states that the Exchange, as a matter of policy, will consider the suspension of trading in, or removal from listing, any security when, in the opinion of the Exchange an event shall occur or a condition shall exist which makes further dealings on the Exchange unwarranted.

2.

The securities of Energy Infrastructure Acquisition Corp. (the “Company” or “Energy Infrastructure”) do not qualify for continued listing due to the Company’s initial liquidating distribution of its trust account on November 13, 2008 to holders of shares of common stock purchased in the Company’s initial public offering in the amount of $10.0525 per share of common stock.  This distribution represented the majority of the Company’s assets and also exceeded the Company’s then stock price.

3.

In reviewing the eligibility of the Company’s securities for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On November 24, 2008, the Exchange notified Energy Infrastructure that due to the Company’s initial liquidating distribution, Staff had determined that the Company was not in compliance with or had become subject to Sections 1003(c)(iii) and 1002(e) of the Company Guide. The Company was further notified that due to the nature and severity of the continued listing deficiencies, it was necessary and appropriate, in accordance with commentary .01 to Section 1009 of the Company Guide, to truncate the continued listing evaluation and follow-up procedures as set forth in Section 1009 of the Company Guide and to move to immediately delist the securities from listing and registration on the Exchange (the “Staff Determination”).

(b)

Pursuant to Sections 1203 and 1009(d) of the Company Guide, Energy Infrastructure was given a limited right to appeal the Staff Determination by requesting an oral hearing or a hearing based on a written submission before a Listing Qualifications Panel of the NYSE Alternext US Committee on Securities (the “Panel”) by December 1, 2008. The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange’s continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Marios Pantazopoulos, Chief Financial Officer of Energy Infrastructure Acquisition Corp.

/s/

Janice O’Neill

Senior Vice President—Corporate Compliance

NYSE Alternext US LLC